SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
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Maui General Store, Inc.
(Name of Registrant as Specified In Its Charter)

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MAUI GENERAL STORE, INC.
21 West 39th Street, Suite 2A
New York, NY 10018

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Maui General Store, Inc.  (“Maui General Store”) have given their written consent to a resolution adopted by the Board of Directors of Maui General Store to amend the Certificate of Incorporation so as to (1) change the name of the corporation to “China Digital Animation Development, Inc.”; (2)  effect a reverse split of the company’s common stock in a ratio of one-for-twenty five; (3) reduce the authorized common stock to 100 million shares; and (4) authorize a new class of stock consisting of five million “blank check” preferred shares. We anticipate that this Information Statement will be mailed on December 31, 2008 to shareholders of record.  On or after January 21, 2009, the amendment of the Certificate of Incorporation will be filed with the New York Department of State and it will become effective.

The New York Business Corporation Law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Maui General Store will not hold a meeting of its shareholders to consider or vote upon the amendment of Maui General Store’s Certificate of Incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

December 31, 2008	Fu Qiang
Chief Executive Officer

VOTING SECURITIES OUTSTANDING

We determined the shareholders of record for purposes of this shareholder action at the close of business on December 16, 2009 (the “Record Date”).  On the Record Date, the authorized voting stock consisted of 500,000,000 shares of Common Stock, par value $0.001 per share, each of which was entitled to one vote; and on the Record Date there were 500,000,000 shares issued, outstanding and entitled to vote.

The following table sets forth the number of shares of voting stock beneficially owned by each person who, as of the Record Date, owned beneficially more than 5% of any class of Maui General Store’s voting stock, as well as the ownership of such shares by each member of Maui General Store’s Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name of	Amount and Nature of Beneficial	Percentage
Beneficial Owner	Ownership(1)	of Class
Fu Qiang	227,500,000	45.5%
Fu Zhiguo	0	--
Zong Guoqing	0	--
All officers and directors as a group (3 persons)	227,500,000	45.5%
Su Jianping	222,500,000	44.5%
________________________________
(1)	Except as otherwise noted, all shares are owned of record and beneficially.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of Maui General Store has adopted a resolution to change the name of the Company from Maui General Store, Inc. to “China Digital Animation Development, Inc.”  The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution. Under New York corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the New York Department of State on or after January 21, 2009, and it will become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the Company’s business.  The Company recently acquired the outstanding capital stock of RDX Holdings Limited, a corporation organized under the laws of the British Virgin Islands that  is engaged in the business of managing the assets and operations of Heilongjiang Hairong Science and Technology Development Co Ltd., a joint stock company organized under the laws of The People’s Republic of China (“Hairong”).  Hairong is engaged in several businesses, all in The People’s Republic of China, including network and software design, financial information delivery, management consulting, and the production and presentation of cultural events. Because of this new overall direction in the Company’s business, the Board of Directors and majority shareholders have determined to change the Company’s name.

Certificates for the Company’s common stock that recite the name “Maui General Store, Inc.” will continue to represent shares in the Company after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “China Digital Animation Development, Inc.” after the Effective Date, he may do so by surrendering his certificate to the Company’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  Maui General Store’s Transfer Agent is:

American Registrar & Transfer Company
342 East 900 South
Salt Lake City, UT 84111
Telephone: (801) 363-9065 - Fax: (801) 363-9066

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK, TO DECREASE THE
AUTHORIZED COMMON STOCK, AND TO AUTHORIZE BLANK CHECK PREFERRED SHARES

The Board of Directors of Maui General Store has adopted a resolution to effect a reverse split of Maui General Store’s common stock in the ratio of 1:25 (the “Reverse Split”).  The resolution also calls for a decrease in the number of shares of common stock authorized by the Certificate of Incorporation from 500,000,000 to 100,000,000 (“Common Share Decrease”), and the creation of a new class of authorized stock consisting of 5,000,000  preferred shares (“Authorization of Preferred Shares”).  The newly authorized preferred shares will be “blank check” shares, meaning that the Board of Directors will have the authority to determine the rights, preferences and limitations associated with the shares, without having to seek a vote of shareholders.  The Board intends to issue some of the preferred shares to Fu Qiang, our Chief Executive Officer, as explained below.

Reasons for Approving the Reverse Split, Common Share Decrease
 and Authorization of Preferred Shares

Our Certificate of Incorporation currently authorizes the Board of Directors to issue 500,000,000 shares of Common Stock, all 500,000,000 of which have been issued and are outstanding.  The Board of Directors and the majority shareholders have approved the Reverse Split, Common Share Decrease and Authorization of Preferred in order to provide Maui General Store with flexibility in pursuing its long-term business objectives.  The primary reasons for the amendments are:

▪
There are currently no shares authorized but unissued.  Management expects that in the future it will pursue opportunities to obtain the capital that Maui General Store needs in order to implement fully its business plan.  A reserve of both common and preferred shares available for issuance from time-to-time will enable the Company to entertain a broad variety of financing proposals.

▪
Management may utilize the common and preferred shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.  The preferred shares may be particularly useful for the Company’s purposes, because of the power of the Board to grant rights and preferences to the holders of the preferred shares, including dividend, liquidation and voting preferences.

An additional reason for the amendment, specific to the Reverse Split, relates to the current low market price of our common stock.  Maui General Store will require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve Maui General Store’s prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Maui General Store common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Maui General Store is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to Maui General Store’s prospects for raising financing through the sale of its common stock or derivative securities.

At the present time, with one exception, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the common and preferred shares that will be available for issuance after the Reverse Split, Common Share Decrease and Authorization of Preferred Shares.  The exception is that the Board of Directors intends to designate a class of shares of preferred stock that have only nominal interest in the company’s equity, but that afford the holder super-majority voting rights.  The Board of Directors intends to issue the new shares to Fu Qiang, our Chief Executive Officer, in order to give him right to cast 50% of the votes at any meeting of the shareholders.

The Board of Directors believes that providing Fu Qiang with voting control over Maui General Store will improve the company’s access to financing and business relationships.  Fu Qiang is the founder of Hairong, the company’s operating subsidiary, and has managed its operations since founding.  The Board believes that potential investors will consider management stability to be a positive factor in their evaluation of an investment in Maui General Store.  In addition, Fu Qiang’s role in the development of Hairong is well known in its target markets, and his name is associated with the quality of services that has become associated with Hairong.  For this reason, the Board believes that potential customers will be attracted by the assurance of management continuity.

After the Reverse Split there will be approximately 20 million shares of common stock issued and outstanding.  The Board of Directors and majority shareholders agreed that the 500 million shares of common stock currently authorized will be excessive after the Reverse Split.  For that reason, they have agreed to reduce the number of authorized shares of common stock to 100 million.

General Effect of the Recapitalization

The table below shows the cumulative effect of the Reverse Split, Common Share Decrease and Authorization of Preferred Shares (together, the “Recapitalization”) on Maui General Store’s common shares outstanding at the Record Date, as well as the number of preferred shares that will be available for issuance after the Recapitalization.   The column labeled “After Recapitalization” does not reflect any adjustments that may result from the rounding up of fractional shares. We cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Split.

	Prior to	After
	Recapitalization	Recapitalization
Shares of Common Stock:
Authorized	500,000,000	100,000,000
Issued and outstanding	500,000,000	20,000,000
Available for issuance	0	80,000,000

Shares of preferred shares:
Authorized	0	5,000,000
Issued and outstanding	0	0

With respect to the preferred shares, the Board of Directors will be authorized to issue 5,000,000 preferred shares without having to obtain the approval of Maui General Store shareholders.  The Board will also have the authority to provide for the issuance of such shares in one or more series, and to establish the number of shares in each series and the designation, relative rights, preferences and limitations of the shares in each series.  New York law requires that the Board use its reasonable business judgment in determining the rights and preferences of the preferred stock, as well as the consideration the company will receive in exchange for issuing the shares.  Nevertheless, preferred stock typically has rights and preferences greater than those associated with common stock.  Therefore, the issuance of the preferred shares by Maui General Store could be disadvantageous to holders of our common stock in one or more of the following ways:

▪
The issuance of the preferred shares could diminish the value of common shares now outstanding, if the rights and preferences associated with the preferred shares exceeded those associated with Maui General Store’s common stock.

▪
The issuance of preferred shares that are convertible into common stock could result in the dilution of the value of shares now outstanding, if the conversion price were less than the current market price of our common stock.

▪	The issuance of preferred shares with preferential voting rights could diminish the voting power of the holders of the common stock.

As noted above, the Board of Directors intends to issue shares of preferred stock to Fu Qiang, our Chief Executive Officer, which will give him voting control over the company.  The shares issued to Fu Qiang will not, however, participate in any dividends that are issued by the company, and will have only a nominal liquidation preference.  As a result, they will not dilute the equity value of the common shares that are now outstanding.

           The Reverse Split , Common Share Decrease and Authorization of Preferred Shares, with the resulting change in the number of shares available for issuance, are not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of Maui General Store.  Nevertheless, the power of the Board of Directors, without shareholder approval, to provide for the issuance of preferred shares having rights and preferences to be determined by the Board has potential utility as a device to discourage or impede a takeover of Maui General Store.  In the event that a non-negotiated takeover were attempted, the private placement of preferred stock into “friendly” hands, or the issuance of preferred stock upon terms very favorable to the preferred shareholder, for example, could make Maui General Store unattractive to the party seeking control of the company.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

How the Reverse Split, Common Share Decrease and Authorization of
Preferred Shares Will Be Effected

The officers of Maui General Store will file an amendment to the Certificate of Incorporation with the New York Department of State effecting the Reverse Split, Common Share Decrease and Authorization of Preferred Shares.  In order to effect the Reverse Split, the amendment will provide that each twenty five shares of common stock outstanding at the close of business on the effective date of the filing will be exchanged for one post-Reverse Split share of Maui General Store common stock ("New Common Stock").  The New Common Stock will not be different from the common stock held by Maui General Store shareholders prior to the Reverse Split.  The holders of the New Common Stock will have the same relative rights following the effective date of the Reverse Split as they had before the effective date.

No fractional shares or scrip will be issued as a result of the Reverse Split.  Rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of Maui General Store common stock in lieu of the fraction.

Upon filing of the certificate of amendment with the New York Department of State, the outstanding certificates representing shares of Maui General Store common stock will be automatically converted into certificates representing shares of New Common Stock.  Every shareholder who surrenders a certificate representing shares of common stock to the transfer agent with the appropriate stock transfer fee will receive a certificate representing the appropriate number of shares of New Common Stock.  The name and address of the transfer agent for Maui General Store is stated above.

No Dissenters’ Rights

Under New York law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

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